Exhibit 99.h(vi)

FORM OF ADMINISTRATION AGREEMENT

This Tax Administrative Services Agreement (“Agreement”) dated and effective as of [  , 2007], is by and among State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), RS Variable Products Trust, on behalf of each of its series listed on Schedule A hereto, and RS Investment Trust on behalf of each of its series listed on Schedule A hereto.

WHEREAS, RS Variable Products Trust and RS Investment Trust (each, a “Trust”, collectively, the “Trusts”) is each a Massachusetts business Trust and each is an open-end management investment company currently comprised of multiple series, including those listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trusts desire to retain the Administrator to furnish certain tax administrative services to the Trust, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       APPOINTMENT OF ADMINISTRATOR

The Trusts hereby appoint the Administrator to act as administrator to the Trusts for purposes of providing certain tax administrative services for the period and on the terms set forth in this Agreement.  The Administrator accepts such appointment and agrees to render the services stated herein.

The Trusts currently include the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement.  In the event that a Trust establishes one or more additional Fund(s) with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator in writing.  Upon written acceptance by the Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and the Administrator at the time of the addition of such Fund.

2.                                       DELIVERY OF DOCUMENTS

Each Trust will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.                                       The Trust’s Declaration of Trust and By-laws;

b.                                      The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.                                       Certified copies of the resolutions of the Board of Trustees of the Trust (the “Board”) authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.                                      A copy of the investment advisory agreement between the Trust and its investment adviser; and

e.                                       Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.                                       REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to the Trusts that:

a.                                       It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.                                      It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

c.                                       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.                                       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.                                       REPRESENTATIONS AND WARRANTIES OF THE TRUSTS

The Trusts represent and warrant to the Administrator that:

a.                                       Each is a business trust, duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

b.                                      Each has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.                                       All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.                                      Each is an investment company properly registered with the SEC under the 1940 Act;

e.                                       The Registration Statement been filed and will be effective and remain effective during the term of this Agreement.  Each Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.                                         No legal or administrative proceedings have been instituted or threatened which would impair a Trust’s ability to perform its duties and obligations under this Agreement;

g.                                      Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of a Trust or any law or regulation applicable to it; and

h.                                      As of the close of business on the date of this Agreement, each Trust is authorized to issue unlimited shares of beneficial interest.

5.                                       ADMINISTRATION SERVICES

The Administrator shall provide the following services, subject to the authorization and direction of the Trusts and, in each case where appropriate, the review and comment by each Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between each Trust and the Administrator:

Fund Administration Treasury Services

a.                                       Prepare for the review by designated officer(s) of each Trust financial information regarding the Fund(s) that will be included in a Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.                                      Coordinate the audit of each Trust’s financial statements by the respective Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.                                       Prepare for the review by designated officer(s) of each Trust the respective Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.                                      Prepare for the review by designated officer(s) of each Trust annual fund expense budgets, perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of each Trust’s expenses, review calculations of fees paid to each Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.                                       Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of each Trust as well as preparation of Board compliance materials;

f.                                         Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trusts’ management;

g.                                      Prepare and disseminate vendor survey information;

h.                                      Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.                                          Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

j.                                          Maintain certain books and records of each Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

k.                                       Consult with each Trust’s officers, independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of each Trust;

Fund Administration Blue Sky Services

l.                                          Perform Blue Sky services pursuant to the specific instructions of each Trust’s officers as detailed in Schedule B hereto;

Fund Administration Tax Services

m.                                    Compute tax basis provisions for both excise and income tax purposes;

n.                                      Prepare the Fund(s)’ federal, state, and local income tax returns and extension requests for review and for execution and filing by each Trust’s independent accountants and execution and filing by each Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

o.                                      Coordinate Form 1099-DIV mailings; and

p.                                      Review and sign off on annual minimum distribution calculations (income and capital gain) prior to their declaration.

The Administrator shall perform such other services for each Trust that are mutually agreed to by the parties from time to time, for which each Trust will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses.  The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.                                       FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from each Trust such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written Fee Schedule approved by the parties.  The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice.  Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.  In addition, each Trust shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.  All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

Each Trust agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for a Trust through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

Each Trust will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator.  Expenses to be borne by each Trust, include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, From N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by each Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for each Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trusts; costs of Preparation, printing, distribution and mailing, as applicable, of each Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of each Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and cost of independent pricing services used in computing the Fund(s)’ net asset value.

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Trust for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.                                       INSTRUCTIONS AND ADVICE

a.                                       At any time, the Administrator may apply to any officer of each Trust or his or her designee for instructions and may consult with its own legal counsel or outside counsel for the Trusts or the independent accountants for the Trusts at the expense of the Trusts, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

b.                                      The Administrator shall not be liable, and shall be indemnified by each Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons.  The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s).  Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.                                       LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers.  The Administrator shall have no liability in respect of any loss, damage or expense suffered by each Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for each Trust by entities other than the Administrator prior to the Administrator’s appointment as administrator for each Trust. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of the Administrator, its officers or employees.  The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.  In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to each Trust and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by each Trust including, but not limited to, any liability relating to qualification of each Trust as a regulated investment company or any liability relating to each Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period.  “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred.  Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2007 shall be the date of this Agreement through December 31, 2007, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2007 and terminating on December 31, 2007 shall be the date of this Agreement through December 31, 2007, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by each Trust or upon reasonable reliance on information or records given or made by each Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.                                       CONFIDENTIALITY

The Administrator agrees to treat all Confidential Information communicated to it by each Trust in connection with the activities contemplated by this Agreement as confidential. “Confidential Information” shall mean all records and information in the Administrator’s possession relating to each Trust and its respective shareholders and shareholder accounts.  The Administrator will not use or disclose Confidential Information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the Administrator is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of a Trust.  Confidential Information will not include information which: (a) is or becomes available to the general public through no fault of the Administrator; (b) is independently developed by the Administrator; or (c) is rightfully received by the Administrator from a third party without a duty of confidentiality. Notwithstanding the foregoing, each Trust acknowledges that the Administrator may provide access to and use of Confidential Information relating to a Trust to the Administrator’s respective employees, contractors, agents, professional advisors, auditors or persons performing similar functions.  In addition, the Administrator may aggregate Fund data with similar data of other customers of the Administrator (“Aggregated Data”) and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication.

10.                                 COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for each Trust shall at all times remain the property of each Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records that it maintains for each Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.  Records may be surrendered in either written or machine-readable form, at the option of the Administrator.

11.                                 SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others.  The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by each Trust from time to time, have no authority to act or represent each Trust in any way or otherwise be deemed an agent of each Trust.

12.                                 TERM, TERMINATION AND AMENDMENT

(a)                                  This Agreement shall become effective as of the date first above written.  The Agreement shall remain in effect unless terminated by either party on sixty (60) days’ prior written notice.  In the event other Fund(s) are added to this Agreement as set forth herein, termination of this Agreement with respect to any given Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund.

(b)                                 Upon termination of this Agreement, each Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

(c)                                  This Agreement may be modified or amended from time to time by mutual written agreement of the parties hereto.

13.                                 NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):  if to the Trusts:  RS Investment Management Co. LLC, Attn:  James E. Klescewski, 388 Market Street, Suite 1700, San Francisco, CA 94111 fax:  (415) 591-2858, if to the Administrator:  State Street Bank and Trust Company, P.O. Box 5049, Boston, MA  02206-5049, Attn:  Fund Administration Legal Department, fax: 617-662-3805.

14.                                 NON-ASSIGNABILITY

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

15.                                 SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and the Administrator and their respective successors and permitted assigns.

16.                                 ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

17.                                 WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement.  Any waiver must be in writing signed by the waiving party.

18.                                 SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

19.                                 GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

20.                                 REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

21.                                 COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

RS INVESTMENT TRUST

By:

Name:	Terry R. Otton

Title:	President

RS VARIABLE PRODUCTS TRUST

By:

Name:	Terry R. Otton

Title:	President

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Gary L. French

Title:	Senior Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s) and Classes of Shares

RS Investment Trust

RS Asset Allocation Fund

RS Money Market Fund (previously, RS Cash Management Fund)

RS Core Equity Fund

RS Select Growth Fund (previously, RS Diversified Growth Fund)

RS Emerging Growth Fund

RS Emerging Markets Fund

RS Global Natural Resources Fund

RS Growth Fund

RS High Yield Bond Fund

The Information Age Fund

RS International Growth Fund

RS Internet Age Fund

RS Investment Quality Bond Fund

RS Investors Fund

RS Large Cap Value Fund

RS Low Duration Bond Fund

RS MidCap Opportunities Fund

RS Partners Fund

RS S&P 500 Index Fund

RS Small Cap Core Equity Fund

RS Smaller Company Growth Fund

RS Value Fund

RS Tax-Exempt Fund

RS Variable Products Trust

RS Asset Allocation VIP Series

RS Cash Management VIP Series

RS Core Equity VIP Series

RS Emerging Markets VIP Series

RS High Yield Bond VIP Series

RS International Growth VIP Series

RS Investment Quality Bond VIP Series

RS Large Cap VIP Series

RS Low Duration Bond VIP Series

RS Partners VIP Series

RS S&P 500 Index VIP Series

RS Small Cap Core Equity VIP Series

RS Value VIP Series

The Information Age VIP Series

RS MidCap Opportunities VIP Series

RS Global Natural Resources VIP Series

ADMINISTRATION AGREEMENT

SCHEDULE B

Notice Filing with State Securities Administrators

At the specific direction of the Trusts, the Administrator will prepare required documentation and make Notice Filings in accordance with the securities laws of each jurisdiction in which Trust shares are to be offered or sold pursuant to instructions given to the Administrator by the Trusts.

The Trusts shall be solely responsible for the determination (i) of those jurisdictions in which Notice Filings are to be submitted and (ii) the number of Trust shares to be permitted to be sold in each such jurisdiction.  In the event that the Administrator becomes aware of (a) the sale of Trust shares in a jurisdiction in which no Notice Filing has been made or (b) the sale of Trust shares in excess of the number of Trust shares permitted to be sold in such jurisdiction, the Administrator shall report such information to the Trusts, and it shall be the Trusts’ responsibility to determine appropriate corrective action and instruct the Administrator with respect thereto.

The Blue Sky services shall consist of the following:

1.                                       Filing of Trust’s Initial Notice Filings, as directed by the Trust;

2.                                       Filing of Trust’s renewals and amendments as required;

3.                                       Filing of amendments to the Trust’s registration statement where required;

4.                                       Filing Trust sales reports where required;

5.                                       Payment at the expense of the Trust of all Trust Notice Filing fees;

6.                                       Filing the Prospectuses and Statements of Additional Information and any amendments or supplements thereto where required;

7.                                       Filing of annual reports and proxy statements where required; and

8.                                       The performance of such additional services as the Administrator and the Trust may agree upon in writing.

Unless otherwise specified in writing by the Administrator, Blue Sky services by the Administrator shall not include determining the availability of exemptions under a jurisdiction’s blue sky law.  Any such determination shall be made by the Trusts or its legal counsel.  In connection with the services described herein, the Trusts shall issue in favor of the Administrator a power of attorney to submit Notice Filings on behalf of the Trusts, which power of attorney shall be substantially in the form of Exhibit I attached hereto.

EXHIBIT 1

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, as of     , 2007 that RS Investment Trust and RS Variable Products Trust (the “Trusts”) on behalf of its currently existing series and all future series (the “Funds”), with principal offices at 388 Market Street, Suite 1700, San Francisco, CA 94111, makes, constitutes, and appoints STATE STREET BANK AND TRUST COMPANY (the “Administrator”) with principal offices at One Lincoln Street, Boston, Massachusetts its lawful attorney-in-fact for it to do as if it were itself acting, the following:

1.                                       NOTICE FILINGS FOR FUND SHARES.  The Power to submit notice filings for the Funds in each jurisdiction in which the Fund’s shares are offered or sold and in connection therewith the power to prepare, execute, and deliver and file any and all of the Fund’s applications including without limitation, applications to provide notice for the Fund’s shares, consents, including consents to service of process, reports, including without limitation, all periodic reports, or other documents and instruments now or hereafter required or appropriate in the judgment of the Administrator in connection with the notice filings of the Fund’s shares.

2.                                       CHECKS.  The power to draw, endorse, and deposit checks in the name of the Funds in connection with the notice filings of the Fund’s shares with state securities administrators.

3.                                       AUTHORIZED SIGNERS.  Pursuant to this Limited Power of Attorney, individuals holding the titles of Officer, Blue Sky Manager or Senior Blue Sky Administrator at the Administrator shall have authority to act on behalf of the Funds with respect to items 1 and 2 above.

The execution of this limited power of attorney shall be deemed coupled with an interest and shall be revocable only upon receipt by the Administrator of such termination of authority.  Nothing herein shall be construed to constitute the appointment of the Administrator as or otherwise authorize the Administrator to act as an officer, director or employee of the Trusts.

IN WITNESS WHEREOF, the Trusts have caused this Agreement to be executed in its name and on its behalf by and through its duly authorized officer, as of the date first written above.

RS INVESTMENT TRUST

RS VARIABLE PRODUCTS TRUST

By:

Name:	Terry R. Otton

Title:	President

Subscribed and sworn to before me
this	day of	2007

Notary Public
State of

In and for the County of
My Commission expires